Exhibit 5.1

[Letterhead of Thompson Hine LLP]

March 17, 2009

National Interstate Corporation

3250 Interstate Drive

Richfield, OH 44286

Re: Registration Statement on Form S-3 filed by National Interstate Corporation

Ladies and Gentlemen:

We have acted as counsel to National Interstate Corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission on or about the date hereof of a Registration Statement on Form S-3 (the “Registration Statement”) relating to the offering from time to time, pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended, by certain selling shareholders of 12,530,000 Common Shares, par value $0.01 per share (the “Common Shares”). The offering of Common Shares will be as set forth in the prospectus contained in the Registration Statement, as supplemented by one or more supplements to the prospectus (the “Prospectus”).

In so acting, we have examined the Registration Statement and originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Common Shares to be offered by the selling shareholders have been validly issued, are fully paid and nonassessable.

The foregoing opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K, and may not be relied upon for any other purpose by any other person, firm or corporation. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Ohio as in effect on the date hereof, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion speaks as of the date hereof, and we assume no obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

We hereby consent to the use and filing of this opinion as an exhibit to the Registration Statement as filed with the Securities and Exchange Commission and to the reference to us under the heading “Legal Matters” in the Prospectus and the Registration Statement.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP

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